Exhibit 99.2

Universal Biosensors Inc

ARBN 121 559 993

1 Corporate Avenue

Rowville VIC 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

8 March 2019

Universal Biosensors Announces Resignation of CEO Rick Legleiter

Universal Biosensors, Inc. (ASX: UBI) advises that its Chief Executive Officer, Mr. Rick Legleiter, has resigned effective 15 July 2019. Mr. Legleiter noted that the business has, since he joined UBI, now reached an inflection point given the receipt of the LifeScan lump-sum service fee, long-term debt repayment, on-going staff and cost reduction efforts, entry into a term sheet with Siemens (as recently announced) and continuing customer and partner relationship management and development.

At the Board’s direction, Mr. Legleiter will provide an orderly transition over the next months, and intends to engage with management to negotiate a consulting agreement under which Mr. Legleiter may provide consulting and advisory services to UBI following his resignation.

The Board of Directors will make a decision on replacement of the Chief Executive Officer pending the outcome of the negotiations with Siemens as contemplated in the term sheet. The negotiation period ends on 8 June 2019.

On behalf of the Board of Directors, shareholders and employees, Mr. Craig Coleman, Chairman of UBI thanks Rick for his dedication and leadership.

—Ends—

Enquiries:	Investor:
Rick Legleiter	Kyahn Williamson
Salesh Balak	+61 3 8866 1214
+61 3 9213 9000

About Universal Biosensors

For additional information in relation to Universal Biosensors, refer to

http://www.universalbiosensors.com/announcements.html.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Universal Biosensors Inc

ARBN 121 559 993

1 Corporate Avenue

Rowville VIC 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the Exchange Act. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the proposed offering. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposed offering will occur, and the terms of any such offering are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.